Exhibit 99.2

Destination Maternity

Second Quarter Fiscal 2017

Results Conference Call

09/07/17

David L. Courtright, Senior Vice President & Chief Accounting Officer:

Thank you, operator. Good morning everyone, and welcome to Destination Maternity’s second quarter fiscal 2017 earnings call. The earnings release that was disseminated this morning is available on the investor section of our website. Additionally, we will file our 10-Q today with the SEC.

The earnings release contains definitions of various financial terms, as well as reconciliations of certain non-GAAP financial measures, we will be discussing in today’s call. If non-GAAP financial information is provided on this call, a reconciliation of the non-GAAP information to the most comparable GAAP financial measure is available in our press release.

This call will include certain forward-looking statements within the meanings of the federal securities laws. These statements relate to expectations, beliefs, projections, trends, and other matters that are not historical facts, and are subject to risks and uncertainties that might affect future events or results. Descriptions of these risks are set forth in the Company’s SEC filings.

Also I would like to remind you that today’s call cannot be reproduced in any form without the expressed written consent of Destination Maternity.

Joining me on the call today is David Stern, our Executive Vice President & Chief Financial Officer, and Ronald Masciantonio, our Executive Vice President & Chief Administrative Officer. Dave will open with an overview of the quarter followed by additional commentary on our financial results and some closing remarks. Afterward, both Dave and Ron will be available to take your questions. It is now my pleasure to turn the call over to Dave.

David Stern, Executive Vice President & Chief Financial Officer:

Thank you, Dave and good morning to everyone on the call.

First and foremost, I would like to acknowledge those impacted by Hurricane Harvey. Our thoughts are with everyone in the region, especially our valued team members, as they begin their recovery efforts from this disaster. The most important thing to us is the safety of our team members and customers and we will continue to monitor the situation. We operate 64 locations in the impacted area, 51 of those were directly impacted and were closed at least temporarily, and today we have two locations that are closed.

Before providing an update on our strategic initiatives and second quarter results, I would like to call your attention to the press release distributed this morning regarding changes in our executive management and Board of Directors. As noted, Allen Weinstein, an independent director of the Company, has been appointed interim Chief Executive Officer, and Barry Erdos, also an independent director, has been elected Board Chair.

Regarding the proposed merger, as previously announced on July 27th, the merger with Orchestra Prémaman was terminated. While we are disappointed that the merger was not completed, we had planned to operate Destination Maternity separately from Orchestra, so not much has changed in that regard, and we move forward with our team 100% focused on our turnaround.

I will now turn to an update on our strategic initiatives starting with e-Commerce.

We continue to be pleased with the performance of our new web platform, with e-Commerce sales rising 30% in the quarter. We saw strong increases at Motherhood.com, A Pea in the Pod.com, and Macys.com. In addition to improved site navigation, online sales were driven by exclusive web offerings.

Looking ahead, we expect to continue to drive strong web performance through the implementation of omnichannel initiatives, including the continued expansion of stores fulfilling ecommerce orders, offering a pick-up in store option, and through the implementation of shipping system enhancements allowing more customer choice and speed to delivery. Additionally, we are launching an enhanced international shipping experience in the third quarter.

As it relates to marketing, in the second quarter we continued to invest in digital marketing to drive awareness and purchases. We are currently redefining our digital strategy to capitalize on our web success to help drive traffic to stores, with improved locator tools and future opportunities such as wardrobe appointment scheduling.

Additionally, we have engaged Berkeley Research Group (BRG) to work with our leadership team, study our business, and understand our strategies, challenges and ideas, in order to make recommendations regarding initiatives to accelerate, and to make suggestions on how to be more efficient and profitable.

Finally, we continue our in-depth review of our real estate portfolio. In this environment, where customers are increasingly shopping online, it is critical to ensure we are operating the right number of stores and leased departments in the right locations, and with the appropriate rent structure.

Moving to the financial results of the quarter,

Sales for the second quarter were $98.3 million, a decline of $8.2 million, or 7.7% from the comparable quarter last year. The decrease in sales was primarily driven by the net closure of 19 stores since the end of the second quarter last year, a decline in comparable retail sales of 3.4%, predominantly driven by decreased store traffic and a decrease in the average selling price, partially offset by a 30.2% increase in e-Commerce sales.

Gross margin for the second quarter was 53.0%, an increase of 150 basis points from the comparable quarter last year. This improvement was primarily driven by reduced product costs. Gross profit for the second quarter was $52.1 million, a decline of $2.7 million, or 5.1% from the comparable quarter last year, with the decline in sales partially offset by improved gross margin.

Selling, general & administrative expenses for the second quarter were $52.8 million, a decline of $3.8 million, or 6.7%, from the comparable quarter last year. The decline in SG&A was primarily driven by reduced employee costs and lower occupancy expense, partially offset by additional marketing spend. However, as a percentage of sales, SG&A increased by 60 basis points to 53.7%.

Adjusted EBITDA before other charges for the second quarter was $4.1 million, an increase of $0.8 million from the comparable quarter last year.

The net loss for the second quarter was $2.8 million, or $0.20 per share, compared to net loss for the second quarter of fiscal 2016 of $2.5 million, or $0.18 per share.

Adjusted net loss was $1.8 million, or $0.13 per share, compared to adjusted net loss of $2.0 million, or $0.14 per share, for the second quarter of fiscal 2016.

I will now turn to our year-to-date results through the second quarter.

Sales for the first six months ended July 29, 2017 were $204.7 million, a decline of $26.3 million, or 11.4% from comparable period last year. The decline in sales was primarily driven by a decrease in comparable sales of 5.5% and the previously referenced decreases in store counts, leased department relationships, and the licensed brand relationship.

Gross margin for the first six months of 2017 was 53.7%, an increase of 80 basis points from the comparable period last year. The improvement in gross margin was primarily driven by reduced product costs and the exit from the leased department and licensed relationships, which generated lower than average gross margins. Gross profit for the first six months was $110.0 million, a decrease of $12.1 million, or 9.9%, from last year. The decline in gross profit was driven by reduced sales partially offset by the increased gross margin.

Selling, general & administrative expenses for the first two quarters of 2017 were $108.5 million, a decrease of $6.9 million, or 6.0% from the comparable period last year. The decline in SG&A was primarily driven by reduced employee costs and lower occupancy expense, partially offset by increased marketing spend including support for the web re-platform rollout. However, as a percentage of sales, SG&A increased 300 basis points to 53.0%.

Adjusted EBITDA before other charges and change in accounting principle for the first six months of 2017 was $10.4 million, a decrease of $6.1 million from the comparable period last year.

Net loss for the first six months of fiscal 2017 was $3.9 million, or $.28 per share. For the comparable period last year, the net income was $1.5 million, or $0.11 per share.

Adjusted net loss for the first six months of fiscal 2017 was $2.5 million, or $0.18 per share, compared to adjusted net income of $2.5 million, or $0.18 per share, for the six months ended July 30, 2016.

Turning now to the balance sheet:

At quarter end, Inventory was $69.8 million, a decrease from last year of $0.7 million, and Debt, net of cash, was $37.1 million, a decrease of $3.4 million from last year.

Through the second quarter of 2017, we opened 5 stores and closed 13 stores for a net reduction of 8 retail stores. We ended the quarter with 507 retail stores.

Capital Expenditures for the second quarter of 2017 were $1.6 million, a reduction of $1.6 million from last year. Second quarter capital outlays were primarily the result of modest store investments, as we optimize our real estate portfolio, as well as investments in systems, primarily related to the new web platform. These investments represent a measured and revenue-focused approach to capital expenditures that we will continue as we move forward.

With that, I will now turn the call over to the operator to begin the question and answer portion of our call.

Following Questions:

Thank you for joining us today and we will talk with you again when we report our third quarter results.

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